Exhibit 99
News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Gordon Milne (805) 367-3720

RYLAND REPORTS RESULTS FOR THE THIRD QUARTER OF 2014

WESTLAKE VILLAGE, Calif. (October 23, 2014) – The Ryland Group, Inc. (NYSE: RYL) today announced results for its quarter ended September 30, 2014.  Items of note included:

•                 Pretax earnings rose by 46.2 percent to $78.9 million for the quarter ended September 30, 2014, compared to $54.0 million for the quarter ended September 30, 2013;

•                 Net income totaled $48.5 million, or $0.85 per diluted share, for the third quarter of 2014, compared to $53.6 million, or $0.95 per diluted share, for the third quarter of 2013. Net income for the third quarter of 2013 included a $20.4 million tax benefit related to a reversal of the Company’s deferred tax asset valuation allowance;

•                 Housing gross profit margin was 22.2 percent for the third quarter of 2014, compared to 20.6 percent for the same period in the prior year;

•                 Selling, general and administrative expense totaled 11.2 percent of homebuilding revenues for the third quarter of 2014, compared to 11.9 percent for the third quarter of 2013;

•                 Revenues totaled $680.2 million for the quarter ended September 30, 2014, representing an 18.0 percent increase from $576.4 million for the quarter ended September 30, 2013;

•                 Closings increased 7.2 percent to 2,018 units for the third quarter of 2014 from 1,883 units for the same period in the prior year;

•                 Average closing price increased 11.1 percent to $331,000 for the quarter ended September 30, 2014, from $298,000 for the same period in 2013;

•                 New orders for the third quarter of 2014 increased by 13.6 percent in units and 19.6 percent in dollars, excluding the backlog acquired from Cornell Homes in July 2013. Including the backlog acquired from Cornell Homes in July 2013, new orders increased 7.2 percent to 1,707 units for the third quarter of 2014 from 1,592 units for the third quarter of 2013 and new order dollars rose 13.4 percent to $592.9 million for the third quarter of 2014 from $523.0 million for the same period in 2013;

•                 Backlog rose 5.4 percent to 3,559 units at September 30, 2014, from 3,376 units at September 30, 2013.  The dollar value of the Company’s backlog was $1.2 billion at September 30, 2014, a 14.5 percent increase from $1.1 billion at September 30, 2013;

•                 Active communities increased 15.1 percent to 327 communities at September 30, 2014, from 284 communities at September 30, 2013;

•                 Controlled lots, including lots held in joint ventures, increased 7.0 percent to 41,476 lots at September 30, 2014, compared to 38,770 lots at December 31, 2013.  Optioned lots were 35.9 percent of total lots controlled at September 30, 2014;

•                 Cash, cash equivalents and marketable securities totaled $501.0 million at September 30, 2014, compared to $631.2 million at December 31, 2013;

•                 Net debt-to-capital ratio was 47.3 percent at September 30, 2014, compared to 45.8 percent at December 31, 2013; and

•                 Repurchased 860,000 shares of the Company’s common stock during the third quarter of 2014.

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RYLAND THIRD-QUARTER RESULTS

RESULTS FOR THE THIRD QUARTER OF 2014

For the quarter ended September 30, 2014, the Company reported net income of $48.5 million, or $0.85 per diluted share, compared to $53.6 million, or $0.95 per diluted share, for the same period in 2013. The decrease in net income was primarily due to a reversal of the Company’s deferred tax asset valuation allowance in 2013, which also restored income tax expense in 2014.

The homebuilding segments reported pretax earnings of $80.7 million for the third quarter of 2014, compared to $54.7 million for the same period in 2013.  This increase in pretax earnings was primarily due to a rise in revenues; higher housing gross profit margin; and a reduced selling, general and administrative expense ratio.

Homebuilding revenues increased 18.7 percent to $668.2 million for the third quarter of 2014 from $562.9 million for the same period in 2013.  This rise in homebuilding revenues was primarily attributable to a 7.2 percent increase in closings that totaled 2,018 units for the quarter ended September 30, 2014, compared to 1,883 units for the same period in the prior year, as well as to an 11.1 percent rise in average closing price, which was $331,000 for the third quarter of 2014, versus $298,000 for the same period in 2013.  Homebuilding revenues for the third quarter of 2014 included $441,000 from land sales, which resulted in pretax earnings of $142,000, compared to homebuilding revenues for the third quarter of 2013 that included $2.3 million from land sales, which resulted in pretax earnings of $233,000.

New orders increased 7.2 percent to 1,707 units for the quarter ended September 30, 2014, from 1,592 units for the same period in 2013.  New order units for the third quarter of 2013 included 90 backlog units from the acquisition of Cornell Homes in July 2013.  The Company had an average monthly sales absorption rate of 1.8 homes per community for the quarter ended September 30, 2014, versus 2.0 homes per community for the quarter ended September 30, 2013, and an average cancellation rate of 21.9 percent for the quarter ended September 30, 2014, versus 23.0 percent for the same period in 2013.  For the third quarter of 2014, new order dollars increased 13.4 percent to $592.9 million from $523.0 million for the third quarter of 2013.  At September 30, 2014, backlog increased 5.4 percent to 3,559 units from 3,376 units at September 30, 2013.  At September 30, 2014, the dollar value of the Company’s backlog was $1.2 billion, reflecting a 14.5 percent rise from $1.1 billion at September 30, 2013.

Housing gross profit margin was 22.2 percent for the quarter ended September 30, 2014, compared to 20.6 percent for the quarter ended September 30, 2013.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs.  In addition, a reduction in the fair value of contingent liabilities resulted in a 0.4 percent benefit to housing gross profit margin for the third quarter of 2014.  Sales incentives and price concessions totaled 6.4 percent of housing revenues for the third quarters of 2014 and 2013.

Selling, general and administrative expense totaled 11.2 percent of homebuilding revenues for the third quarter of 2014, compared to 11.9 percent for the third quarter of 2013.  This decrease in the selling, general

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RYLAND THIRD-QUARTER RESULTS

and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues and to lower incentive compensation expense due, in part, to a decline in stock price.

The homebuilding segments recorded no interest expense during the third quarter of 2014, compared to $1.3 million during the third quarter of 2013.  This decrease in interest expense from the third quarter of 2013 was primarily due to the capitalization of all interest incurred during the third quarter of 2014, which resulted from a higher level of inventory under development.

For the quarter ended September 30, 2014, the financial services segment reported pretax earnings of $4.6 million, compared to $6.0 million for the quarter ended September 30, 2013.  This decline was primarily attributable to a lower percentage of loan pipeline locked during the third quarter of 2014, compared to the same period in the prior year.

RESULTS FOR THE FIRST NINE MONTHS OF 2014

For the nine months ended September 30, 2014, the Company reported net income of $104.1 million, or $1.84 per diluted share, compared to $307.0 million, or $5.55 per diluted share, for the same period in 2013.  The decrease in net income was primarily due to a reversal of the Company’s deferred tax asset valuation allowance in 2013, which also restored income tax expense in 2014.

The homebuilding segments reported pretax earnings of $186.9 million for the first nine months of 2014, compared to $121.7 million for the same period in 2013.  This increase in pretax earnings was primarily due to a rise in revenues; higher housing gross profit margin; a reduced selling, general and administrative expense ratio; and a decline in interest expense.

Homebuilding revenues increased 22.2 percent to $1.7 billion for the first nine months of 2014 from $1.4 billion for the same period in 2013.  This rise in homebuilding revenues was primarily attributable to a 7.0 percent increase in closings that totaled 5,188 units for the nine months ended September 30, 2014, compared to 4,849 units for the same period in the prior year, as well as to a 14.6 percent rise in average closing price, which was $330,000 for the first nine months of 2014, versus $288,000 for the same period in 2013.  Homebuilding revenues for the first nine months of 2014 included $2.0 million from land sales, which resulted in pretax earnings of $375,000, compared to homebuilding revenues for the first nine months of 2013 that included $5.8 million from land sales, which resulted in pretax earnings of $1.6 million.

New orders increased 4.9 percent to 6,121 units for the nine months ended September 30, 2014, from 5,834 units for the same period in 2013.  The Company had an average monthly sales absorption rate of 2.2 homes per community for the nine months ended September 30, 2014, versus 2.5 homes per community for the nine months ended September 30, 2013, and an average cancellation rate of 18.1 percent for the nine months ended September 30, 2014, versus 17.1 percent for the same period in 2013.  For the first nine months of 2014, new order dollars increased 15.4 percent to $2.1 billion from $1.8 billion for the first nine months of 2013.

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RYLAND THIRD-QUARTER RESULTS

Housing gross profit margin was 21.6 percent for the nine months ended September 30, 2014, compared to 20.3 percent for the nine months ended September 30, 2013.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs.  For the first nine months of 2014, sales incentives and price concessions totaled 6.5 percent of housing revenues, compared to 7.1 percent for the same period in 2013.

Selling, general and administrative expense totaled 11.9 percent of homebuilding revenues for the first nine months of 2014, compared to 12.6 percent for the first nine months of 2013.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues.

The homebuilding segments recorded no interest expense during the nine months ended September 30, 2014, compared to $8.1 million during the same period in 2013.  This decrease in interest expense from the first nine months of 2013 was primarily due to the capitalization of all interest incurred during the first nine months of 2014, which resulted from a higher level of inventory under development.

For the nine months ended September 30, 2014, the financial services segment reported pretax earnings of $1.3 million, compared to $18.0 million for the same period in 2013.  This decline in pretax earnings was primarily attributable to a decrease in locked loan pipeline volume, which was due, in part, to the reversal of the accelerated timing of loan locks during 2013; an increase in litigation reserves; and higher expense related to a change in estimate of ultimate insurance loss liability.

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RYLAND THIRD-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 310,000 homes and financed more than 255,000 mortgages.  The Company currently operates in 17 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, governmental stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, changes in government support of and participation in such market, and delays or changes in terms and conditions for the sale of mortgages originated by the Company;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of homes;

•                  increased prices for labor, land and materials used in the production of homes;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions or other factors;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                 delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly report on Form 10-Q; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
REVENUES
Homebuilding	$668,238	$562,909	$1,715,967	$1,404,401
Financial services	11,954	13,514	31,297	39,697
TOTAL REVENUES	680,192	576,423	1,747,264	1,444,098

EXPENSES
Cost of sales	519,893	447,077	1,346,083	1,119,487
Selling, general and administrative	75,032	67,215	204,846	176,820
Financial services	7,386	7,497	30,074	21,733
Interest	—	1,277	—	8,120
TOTAL EXPENSES	602,311	523,066	1,581,003	1,326,160

OTHER INCOME
Gain from marketable securities, net	421	148	1,254	1,414
Other income	640	481	1,800	1,116
TOTAL OTHER INCOME	1,061	629	3,054	2,530
Income from continuing operations before taxes	78,942	53,986	169,315	120,468
Tax expense (benefit)	30,414	428	65,218	(186,325)
NET INCOME FROM CONTINUING OPERATIONS	48,528	53,558	104,097	306,793

Income from discontinued operations, net of taxes	—	91	—	167

NET INCOME	$48,528	$53,649	$104,097	$306,960

NET INCOME PER COMMON SHARE
Basic	$1.04	$1.16	$2.23	$6.67
Diluted	$0.85	$0.95	$1.84	$5.55

AVERAGE COMMON SHARES OUTSTANDING
Basic	46,613,492	46,174,767	46,702,982	45,882,932
Diluted	58,211,583	57,678,989	58,349,280	55,658,536

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2014	December 31, 2013
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$177,698	$227,986
Restricted cash	109,246	90,034
Marketable securities, available-for-sale	214,088	313,155
Total cash, cash equivalents and marketable securities	501,032	631,175
Housing inventories
Homes under construction	933,963	643,357
Land under development and improved lots	1,075,106	973,250
Consolidated inventory not owned	31,325	33,176
Total housing inventories	2,040,394	1,649,783
Property, plant and equipment	29,406	25,437
Mortgage loans held-for-sale	87,141	139,576
Net deferred taxes	126,432	185,904
Other	152,249	148,437
Assets of discontinued operations	—	30
TOTAL ASSETS	2,936,654	2,780,342

LIABILITIES
Accounts payable	221,755	172,841
Accrued and other liabilities	215,205	212,680
Financial services credit facilities	79,228	73,084
Debt	1,402,880	1,397,308
Liabilities of discontinued operations	—	504
TOTAL LIABILITIES	1,919,068	1,856,417

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized–10,000 shares Series A Junior Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized–199,990,000 shares Issued–46,087,214 shares at September 30, 2014 (46,234,809 shares at December 31, 2013)	46,087	46,235
Retained earnings	957,845	862,968
Accumulated other comprehensive loss	(944)	(1,157)
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	1,002,988	908,046
NONCONTROLLING INTEREST	14,598	15,879
TOTAL EQUITY	1,017,586	923,925
TOTAL LIABILITIES AND EQUITY	$2,936,654	$2,780,342

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$24,422	$15,261	$50,170	$31,342
Southeast	24,864	17,392	56,984	36,507
Texas	12,952	9,879	30,375	23,651
West	18,498	12,217	49,371	30,189
Financial services	4,632	6,017	1,312	17,964
Corporate and unallocated	(6,426)	(6,780)	(18,897)	(19,185)
Discontinued operations	—	91	—	167
Total	$78,942	$54,077	$169,315	$120,635
NEW ORDERS
Units
North	499	605	1,766	1,833
Southeast	484	432	1,789	1,833
Texas	345	321	1,305	1,291
West	379	234	1,261	877
Discontinued operations	—	—	—	1
Total	1,707	1,592	6,121	5,835
Dollars (in millions)
North	$160	$189	$559	$568
Southeast	163	130	572	501
Texas	117	104	434	398
West	153	100	518	338
Discontinued operations	—	—	—	—
Total	$593	$523	$2,083	$1,805
CLOSINGS
Units
North	607	584	1,504	1,410
Southeast	602	618	1,535	1,594
Texas	434	401	1,174	1,020
West	375	280	975	825
Discontinued operations	—	—	—	8
Total	2,018	1,883	5,188	4,857
Average closing price (in thousands)
North	$318	$305	$319	$299
Southeast	302	257	292	247
Texas	328	297	322	290
West	402	374	418	349
Discontinued operations	—	—	—	312
Total	$331	$298	$330	$288
OUTSTANDING CONTRACTS			September 30,
Units			2014	2013
North			1,094	1,042
Southeast			1,056	1,120
Texas			745	748
West			664	466
Total			3,559	3,376
Dollars (in millions)
North			$345	$336
Southeast			357	318
Texas			254	237
West			268	179
Total			$1,224	$1,070
Average price (in thousands)
North			$316	$322
Southeast			338	284
Texas			341	317
West			404	384
Total			$344	$317

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended September 30,		Nine months ended September 30,
RESULTS OF OPERATIONS	2014	2013	2014	2013
REVENUES
Income from origination and sale of mortgage loans, net	$8,665	$10,339	$22,780	$31,455
Title, escrow and insurance	2,795	2,588	6,927	6,772
Interest and other	494	587	1,590	1,470
TOTAL REVENUES	11,954	13,514	31,297	39,697
EXPENSES	7,386	7,497	30,074	21,733
OTHER INCOME	64	—	89	—
PRETAX EARNINGS	$4,632	$6,017	$1,312	$17,964

OPERATIONAL DATA

Retail operations:
Originations (units)	1,047	1,063	2,586	2,783
Ryland Homes originations as a
percentage of total originations	99.8%	99.8%	99.9%	99.9%
Ryland Homes origination capture rate	59.4%	66.6%	59.9%	66.2%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION (Unaudited)
(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Interest incurred	$17,376	$17,079	$52,194	$50,874
Interest capitalized during the period	17,160	15,650	51,443	42,303
Amortization of capitalized interest included in cost of sales	12,379	13,463	34,625	37,153
Depreciation and amortization	5,907	5,603	16,038	14,476